I.	Purpose

The 2007 MIP is designed to provide an incentive for key members of the Matria (Matria or Company) management team to exceed the 2007 Business Plan and reward those management team members with deserving performance by sharing a portion of the profits.

The goals of the 2007 MIP are:

1.	To increase shareholder value.

2.	To achieve and exceed the 2007 Business Plan for Consolidated Matria and each Business Unit and Subsidiary of the Company.

3.	To reward key individuals for demonstrated performance.

4.	To enhance Matria’s ability to attract and retain a highly motivated, superior management team.

II.	Program Period

This program is in effect from January 1, 2007 through December 31, 2007. The program is subject to adjustment by the MIP Compensation Committee at any time during or after the program period. In the event of a program adjustment, an addendum will be published to inform eligible participants.

III.	Participation and Eligibility

Participation and eligibility are determined by the MIP Compensation Committee at its sole discretion. No individual is automatically included in the Matria 2007 MIP. Only those individuals approved by the Compensation Committee and confirmed in writing are eligible. Verbal comments or promises to any employee or past practices are not binding on Matria or any of its subsidiaries in any manner. Employees in a status other than full-time regular are not eligible for participation in the Matria 2007 MIP.

III. Participation and Eligibility (cont’d)

Terminated Employees: If a participant terminates from the Company, the following guidelines will be used for all voluntary or involuntary terminations as well as terminations due to a Reduction in Force:

Incentives are only earned by employees in good standing on the date payment is made. Participants terminating employment prior to the date of payment are not eligible for any incentive payment.

First Time Participants: New management employees hired or promoted into an eligible position will be able to begin participating in the MIP on the first day of the first full month in the eligible position. The Base Bonus will be prorated based on the number of months employed in the eligible position. No incentives will be earned or paid for new hires beginning employment after September 30, 2007.

Existing Participants: Participants who transfer during the period January 1, 2007 through December 31, 2007 from one MIP eligible position to another MIP eligible position, having either a higher or lower Base Bonus or a different financial performance target, will begin participating at the new MIP level and/or financial target on the first day of the first full month in the new position. The participant’s Base Bonus will be prorated for the months employed in each eligible position.

Leave of Absence: Participants who have been on an approved leave of absence for medical or other reasons for greater than 60 cumulative days during the year will receive a prorated portion of their earned Base Bonus. The earned Base Bonus for participants on approved leaves of absence of less than 60 cumulative days will not be prorated based on the period of approved leave. Participants who have been on an approved leave of absence for medical or other reasons for greater than 180 cumulative days during the year will not be eligible to earn any amount of MIP for the year.

IV.	Administration

The MIP Compensation Committee will be responsible for the methods of calculation and administration of the Plan. The Committee will be comprised of the Chairman & CEO; President & Chief Operating Officer; Sr. Vice President & CFO; and Sr. Vice President & Chief Administrative Officer.

The MIP Compensation Committee may change the plan from time to time in any respect. All decisions made by the MIP Compensation Committee relative to the plan are final and binding. The determination of compliance with the individual objectives established under the plan for an employee shall be made by the MIP Compensation Committee in its sole discretion.

V.	Incentive Determination and Payment

The 2007 MIP provides for the determination of a Base Bonus expressed as a percentage of the participant’s annual salary in effect at the end of the program period or the end of each respective period when a participant transfers from one MIP eligible position to another.

Participants approved for MIP participation as of January 1, 2007 are eligible for a full year’s participation not subject to proration. All incentives earned under the MIP will be measured and paid annually.

VI.	Method of Calculation

Each participant’s incentive will be calculated based on the achievement of a financial target and individual objectives. The stated financial target will be Consolidated Matria Operating Earnings from Continuing Operations (“Matria Earnings”). The individual objectives will be comprised of one or more key operational measures and/or major milestone outcomes that are specific to the participant’s position and directly influenced by the participant’s performance. Individual objectives must be approved by Senior Management. A percentage of the participant’s full Base Bonus will be allocated to the Matria Earnings component and a percentage allocated to the individual objectives component.

MATRIA EARNINGS COMPONENT

To be eligible for the Matria Earnings Component of the MIP, the Company must achieve its 2007 client retention goal as measured by the dollar amount of client attrition (“Matria Retention Goal”). For purposes of the 2007 MIP, the Matria Retention Goal is defined as client attrition, net of upsells, for 2007 shall not exceed $[XXX]. For purposes of calculating client attrition, it shall be defined as pertaining to the Company’s Health Enhancement services and shall be measured as the 2007 revenues lost from contracts for which notice of termination is received in 2007, measured by the run rate of monthly revenues at the point of termination. Upsells of any disease management, wellness or MaternaLink revenues shall be credited against the attrition. If the Matria Retention Goal is not achieved, no amounts can be earned for the Matria Earnings Component of the MIP.

If Matria Earnings is 100% to Plan and the Matria Retention Goal is achieved, the Company will begin to fund a pool (Bonus Pool) to pay the Base Bonus of each eligible Corporate participant. For Matria Earnings performance in excess of 100% to Plan, the Company will fund the Bonus Pool at the rate of dollar for dollar for each dollar of Matria Earnings in excess of 100% to Plan until the Base Bonus of each eligible Corporate participant is fully funded. For Matria Earnings performance below 100% to Plan, no incentive for this component of the MIP is earned.

If the Matria Earnings target continues to be exceeded after the funding of all earned Corporate and Business Unit MIP Base Bonuses, the Corporate participant may earn an Excess Bonus. An Excess Bonus Pool will be funded as a percentage of each dollar of available Matria Earnings that remains following the funding of all earned Corporate and Business Unit Base Bonuses. This funding percentage will be determined and authorized by the MIP Compensation Committee. This Excess Bonus Pool will continue to be funded at this percentage from available excess Matria Earnings until the maximum MIP amount is earned by each eligible participant in the pool. The maximum MIP amount is equal to two (2) times the participant’s Base Bonus.

INDIVIDUAL OBJECTIVES COMPONENT

A minimum of 85% of the Matria Earnings target must be achieved before any incentive can be earned for individual objectives performance. If 85% of the Matria Earnings target is not achieved, no amounts can be earned for this component of the MIP. If 85% of the Matria Earnings target is achieved, the Matria Earnings component and the individual objectives component of the MIP will operate independent of the other, and if the Base Bonus is not earned in the Matria Earnings component, the participant is still eligible to earn the Base Bonus allocated to the individual objectives component.

If a minimum of 85% of the Matria Earnings target is achieved and all of the individual objectives are achieved, the Corporate participant may earn the Base Bonus amount allocated to the individual objectives component of the MIP. If some, but not all, of the individual objectives are attained, a partial amount of the Base Bonus allocated to the individual objectives component may be earned on a proportionate basis. For example, if two of three individual objectives were achieved, the participant may earn 2/3 of the Base Bonus amount allocated to individual objectives. If no individual objectives are attained, no incentive is earned for this component of the MIP.

VII.	Miscellaneous

Nothing in the MIP shall be deemed to constitute a contract for the continuance of employment of the participants or bring about a change of status of employment. Neither the action of the Company in establishing this program, nor any provisions hereof, nor any action taken by the Company shall be construed as giving any employee the right to be retained in the employ of the Company for any period of time, or to be employed in any particular position, or at any particular rate of remuneration.

Further, nothing contained herein shall in any manner inhibit the day-to-day conduct of the business of the Company and its subsidiaries, which shall remain within the sole discretion of management of the Company; nor shall any requirements imposed by management or resulting from the conduct of the business of the Company constitute an excuse for, or waiver from, compliance with any goal established under this plan.

No persons shall have any right, vested or contingent, or any claim whatsoever, to be granted any award or receive any payment hereunder, except payments of awards determined and payable in accordance with the specific provisions hereof or pursuant to a specific and properly approved agreement regarding the granting or payment of an award to a designated individual.

Neither this program, nor any payments pursuant to this program, shall affect, or have any application to, any of the Company’s life insurance, disability insurance, sick leave, vacation, medical or other related benefit plans, whether contributory or non-contributory on the part of the employee except as may be specifically provided by the terms of the benefit plan.

All payments pursuant to this program are in gross amounts less applicable withholdings.

Matria reserves the right to apply a participant’s incentive payment against any outstanding obligations owing to the Company.

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Represents material deleted per Matria’s request for Confidential Treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.